Exhibit 99

Contact: Daniel C. Dunn
Chief Financial Officer
314/771-2400

Allied Healthcare Reports Strong Fourth Quarter,
Flat Net Income for Fiscal 2007 vs. 2006

-	Company improves margins to offset higher material prices.
-	Cash position increases by $1 million in the year.

ST. LOUIS, September 7, 2007 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported that its net income increased 38 percent to $869,000, or 11 cents per share, during its fourth quarter ending June 30, 2007, versus $629,000, or 8 cents per share, for the fourth quarter last year.

Despite its stronger fourth quarter, Allied experienced flat net income of $1,641,600, or 21 cents per share, compared to $1,648,600, or 21 cents per share, for the prior fiscal year.

Fourth quarter sales decreased by about 3 percent, or $417,000, compared to the last quarter of the prior year. However, lower costs and expenses more than offset the sales decline, producing a solid increase in net income despite income tax expenses for the fourth quarter of 2007 that were $606,000 higher than for the fourth quarter of 2006. The 2006 fourth quarter benefited from a settlement and resolution of state tax contingencies.

For fiscal year 2007, Allied sales declined about $1.04 million, or 2 percent, compared to 2006. Lower costs for 2007 offset the decline.

Higher prices for raw materials such as copper, brass and zinc increased costs about 5.4 percent in fiscal 2006. Despite competitive pricing pressures, Allied was able to selectively increase prices during 2007. These increases, combined with programs to cut costs, resulted in improved margins for Allied.

“We are far from satisfied with flat results for 2007,” said Earl Refsland, president and chief executive officer. Refsland said the company would continue to hold the line on costs in 2008 and work to increase domestic and international sales with new products.

A weaker U.S. dollar helped boost international orders for Allied by almost 9 percent over 2006, and Refsland said that he expects this positive effect to continue to help the company in 2008.
Despite increases in inventory and capital expenditures in 2007, the company increased its cash balance by about $1 million, Refsland said.

Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.” Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three months ended,		Twelve months ended,
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$14,045,798	$14,462,919	$56,500,974	$57,545,589
Cost of sales	10,061,519	11,161,944	42,028,125	43,292,746

Gross profit	3,984,279	3,300,975	14,472,849	14,252,843

Selling General and administrative expenses	2,765,157	2,918,066	12,051,500	12,112,624

Income from operations	1,219,122	382,909	2,421,349	2,140,219

Interest income	(28,719)	(17,002)	(110,790)	(52,988)
Other, net	10,710	8,904	(23,839)	37,758
	(18,009)	(8,098)	(134,629)	(15,230)

Income before provision
for income taxes	1,237,131	391,007	2,555,978	2,155,449

Provision for income taxes	368,019	(238,345)	914,400	506,845
Net income	$869,112	$629,352	$1,641,578	$1,648,604

Net income per share - Basic	$0.11	$0.08	$0.21	$0.21

Net income per share - Diluted	$0.11	$0.08	$0.20	$0.20

Weighted average common shares
Outstanding - Basic	7,883,577	7,852,077	7,875,982	7,840,858

Weighted average common shares
Outstanding - Diluted	8,111,872	8,081,626	8,085,375	8,066,311

ALLIED HEALTHCARE PRODUCTS, INC. CONSOLIDATED BALANCE SHEET (UNAUDITED)

	June 30, 2007	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,638,870	$2,696,324
Accounts receivable, net of allowances
of $460,000 and $430,000, respectively	7,251,767	7,429,355
Inventories, net	12,999,472	11,491,305
Other current assets	275,254	224,853
Total current assets	24,165,363	21,841,837
Property, plant and equipment, net	10,677,000	11,252,934
Goodwill	15,979,830	15,979,830
Other assets, net	496,127	255,845
Total assets	$51,318,320	$49,330,446

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,040,313	$3,208,699
Deferred income taxes	882,001	689,942
Deferred revenue	465,000	465,000
Other accrued liabilities	2,508,820	2,834,495
Total current liabilities	6,896,134	7,198,136

Deferred revenue	1,937,500	1,472,500

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares
authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares
authorized; 10,187,069 shares issued at June 30, 2007
and 10,155,569 shares issued at June 30, 2006; 7,883,577
outstanding at June 30, 2007 and 7,852,077
shares outstanding June 30, 2006	101,871	101,556
Additional paid-in capital	47,441,163	47,258,182
Retained earnings	15,673,080	14,031,500
Less treasury stock, at cost; 2,303,492 shares at
June 30, 2007 and June 30, 2006	(20,731,428)	(20,731,428)
Total stockholders' equity	42,484,686	40,659,810
Total liabilities and stockholders' equity	$51,318,320	$49,330,446